UNITED STATED SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

ENVENTIS CORPORATION
(Name of Registrant as Specified in Its Charter)

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FOR IMMEDIATE RELEASE	Contact: Jennifer Spaude, Enventis
Ph: 507-386-3765

Enventis Declares Special Cash Dividend

MANKATO, Minn., September 22, 2014 — Enventis Corporation (NASDAQ: ENVE) today announced its Board of Directors voted to declare a special dividend of $0.074 per share of Enventis stock.  The dividend is payable on October 15, 2014 for shareholders of record on October 2, 2014.

As Enventis prepares for the merger with Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) during the fourth quarter of 2014, it is declaring a special dividend to align Enventis shareholders dividends with the current CNSL dividend policy.  In accordance with the current CNSL dividend policy and subject to the discretion of and declaration by the CNSL board of directors, the first dividend Enventis shareholders would receive as shareholders of CNSL would be payable Feb. 1, 2015 (for November and December 2014 and January 2015) for shareholders of record on Jan. 15, 2015.  The CNSL board of directors has declared dividends of $0.38738 per share of CNSL’s common stock for 37 consecutive quarters.

Enventis has suspended its automatic dividend reinvestment plan pending completion of the merger with Consolidated Communications and participants in this plan will receive the cash dividend payment instead of shares of Enventis common stock.

CNSL’s policy, which is subject to the discretion of CNSL’s board of directors, has been to consistently pay its dividend on a quarterly basis as follows:  payable Feb. 1 for shareholders of record as of Jan. 15, payable May 1 for shareholders of record as of April 15, payable Aug. 1 for shareholders of record as of July 15, payable November 1 for shareholders of record as of Oct. 15.

About Enventis
Enventis (NASDAQ: ENVE) is a leading provider of advanced communication solutions including data, cloud and IT services to businesses throughout the upper Midwest.  The company also provides residential broadband services in select southern Minnesota and northwest Iowa communities.  The Enventis fiber network spans more than 4,200 route miles across Minnesota and into Iowa, North Dakota, South Dakota and Wisconsin.  The company has 520 employees with corporate headquarters located in Mankato, Minn. and a 116-year track record of stability. Learn more about Enventis at www.enventis.com.

Additional Information
This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of June 29, 2014, among Enventis Corporation (“Enventis”), Consolidated Communications Holdings, Inc. (“Consolidated”) and Sky Merger Sub Inc., a wholly-owned subsidiary of Consolidated.

Consolidated has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of Enventis, which also constitutes a prospectus of Consolidated. The Form S-4 was declared effective by the SEC on August 22, 2014.  Enventis mailed to its shareholders the definitive joint proxy statement/prospectus regarding the proposed merger transaction on August 28, 2014. Enventis urges investors and security holders to read the joint proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about Enventis, Consolidated and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the joint proxy statement/prospectus and other documents relating to the merger transaction from the SEC’s website at www.sec.gov, Enventis’ website at www.enventis.com and Consolidated’s website at www.consolidated.com. In addition, copies of the preliminary joint proxy statement/prospectus and such other documents may be obtained from Enventis free of charge by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248, Attn: Investor Relations, telephone: (507) 387-3355.

Certain Information Regarding Participants
Enventis and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Enventis’ shareholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the joint proxy statement/prospectus that was included in the registration statement on Form S-4 filed by Consolidated. Copies of the Form S-4 and the joint preliminary proxy statement/prospectus may be obtained free of charge as set forth in the previous paragraph.

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